Exhibit 99.3

[LETTERHEAD OF DUCERA SECURITIES LLC]
The Board of Directors
Contura Energy, Inc.
340 Martin Luther King Jr. Blvd
Bristol, Tennessee 37620
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated April 29, 2018, to the Board of Directors of Contura Energy, Inc. (“Contura”) as Annex D to, and reference to such opinion letter under the headings “Summary—Opinion of Contura’s Financial Advisor,” “The Mergers — Background of the Mergers,” “The Mergers — Contura’s Reasons for the Mergers,” “The Mergers — Opinion of Contura's Financial Advisor,” and “The Mergers — Certain Unaudited Prospective Financial Information Prepared by Contura” in, the joint proxy statement and prospectus relating to the proposed transaction involving Contura, Alpha Natural Resources Holdings, Inc. and ANR, Inc., which joint proxy statement and prospectus forms a part of the Registration Statement on Form S-4 of Contura (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
DUCERA SECURITIES LLC

/s/ Michael A Kramer
Name:	Michael A. Kramer
Title:	Chief Executive Officer
August 15, 2018